Exhibit 99.4
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Overview
We design, manufacture, and market signal transmission solutions, including cable, connectivity and active components for mission-critical applications in markets ranging from industrial automation to data centers, broadcast studios, and aerospace. We strive to create shareholder value by:
•	Capturing additional market share by improving channel relationships, improving our capability to serve global accounts, and concentrating sales efforts on solution selling and vertical markets;
•	Migrating from copper-based transmission technologies to signal transmission solutions via fiber, wireless and copper, and enriching our product portfolio by offering connectors, passive and active components and embedded transmission solutions;
•	Investing in both organic and inorganic growth in fast-growing regions;
•	Continuously improving business processes throughout the enterprise via a comprehensive Lean tool set and the institution of a continuous improvement mind-set across the company;
•	Migrating our manufacturing capacity to low-cost locations within each major geographic region to be closer to our customers and to reduce the landed cost of our products;
•	Managing our product portfolio to position products according to value, eliminate low-margin revenue, and increase revenue in higher margin and strategically important products;
•	Recruiting and developing the best talent we can find and improving the effectiveness of our performance management processes; and
•	Protecting and enhancing the value of the Belden brand and our family of brands.
To accomplish these goals, we use a set of tools and processes that are designed to continuously improve business performance in the critical areas of quality, delivery, cost, and innovation. We consider revenue growth, operating margin, cash flows, return on invested capital and working capital management metrics to be our key operating performance indicators. We also desire to acquire businesses that we believe can help us achieve the objectives described above. The extent to which appropriate acquisitions are made and integrated can affect our overall growth, operating results, financial condition and cash flows.
Approximately 58% of our sales were derived outside the United States in 2008. As a global business, our operations are affected by worldwide, regional, and industry economic and political factors. Our market and geographic diversity limits the impact of any one market or the economy of any single country on our consolidated operating results. Our individual businesses monitor key competitors and customers, including to the extent possible their sales, to gauge relative performance and the outlook for the future. In addition, we use indices concerning general economic trends to predict our outlook for the future given the broad range of products manufactured and end markets served.
While differences exist among our businesses, we generally experienced broad-based market declines during 2008. We partially offset these market declines with revenue growth derived from our acquisitions in 2007 and 2008. As a result, consolidated revenues for 2008 decreased 1.3% from 2007.
We continue to operate in a highly competitive business environment in the markets and geographies served. Our performance will be impacted by our ability to address a variety of challenges and opportunities in these markets and geographies, including trends toward increased utilization of the global labor force, expansion of market opportunities in emerging markets such as China and India, migration away from a fragmented, sub-scale, high-cost manufacturing footprint, and potential volatility in raw material costs.

Although we use the United States dollar as our reporting currency, a substantial portion of our assets, liabilities, operating results, and cash flows reside in or are derived from countries other than the United States. These assets, liabilities, operating results, and cash flows are translated from local currencies into the United States dollar using exchange rates effective during the respective period. We have generally accepted the exposure to currency exchange rate movements without using derivative financial instruments to manage this risk. Both positive and negative movements in currency exchange rates against the United States dollar will continue to affect the reported amount of assets, liabilities, operating results, and cash flows in our consolidated financial statements.
Significant Events in 2008
Due to a significant deterioration of the broader equity markets in the fourth quarter of 2008 and the resulting difference between our market value and book value, the carrying amounts of certain reporting units exceeded their respective fair values resulting in a goodwill impairment charge of $433.7 million. In addition, the carrying amounts of certain trademarks exceeded their respective fair values resulting in a trademark impairment charge of $22.4 million. These are non-cash charges that do not impact our cash flows, liquidity or borrowing capacity under our existing credit facilities.
On July 16, 2008, we acquired Trapeze for cash of $136.0 million, including transaction costs and net of cash acquired. We financed the total purchase price with borrowings under our revolving credit facility. California-based Trapeze is a provider of wireless local area networking equipment. The acquisition of Trapeze improves our ability to provide a full complement of signal transmission solutions including wireless systems. The results of operations of Trapeze have been included in our results of operations from July 16, 2008. Trapeze is reported as a separate operating segment disclosed as the Wireless segment.
In 2008, we realigned part of our EMEA operations in order to consolidate manufacturing capacity. We also announced our decision to further streamline our manufacturing, sales and administrative functions worldwide in an effort to reduce costs and mitigate the weakening demand experienced throughout the global economy. As a result of these actions and others, we accrued $62.2 million for severance, of which $38.3 million was charged to the statement of operations and $23.9 million was accounted for through purchase accounting. We also recognized tangible asset impairment losses totaling $20.4 million in 2008 due to the consolidation of manufacturing capacity. In 2009, we may recognize up to $30 million of additional costs related to previously announced restructuring actions. Furthermore, any new restructuring actions would likely result in additional charges.
Results of Operations
Consolidated Continuing Operations

				Percentage Change
	2008	2007	2006	2008 vs. 2007	2007 vs. 2006
	(in thousands, except percentages)
Revenues	$2,005,890	$2,032,841	$1,495,811	-1.3%	35.9%
Gross profit	563,682	561,370	333,313	0.4%	68.4%
Selling, general and administrative expenses	362,122	317,481	202,297	14.1%	56.9%
Research and development	50,089	17,843	–	180.7%	N/A
Operating income (loss)	(342,188)	220,736	118,478	-255.0%	86.3%
Income (loss) from continuing operations before taxes	(368,470)	200,113	112,276	-284.1%	78.2%
Income (loss) from continuing operations	(361,826)	136,195	71,563	-365.7%	90.3%

2008 Compared to 2007
Revenues decreased in 2008 compared to 2007 for the following reasons:
•	A decline in unit sales volume due to broad-based market declines contributed 11.8 percentage points to the revenue decrease.
•	Lost sales from the disposal of our assembly and telecommunications cable operation in the Czech Republic contributed 2.0 percentage points to the revenue decrease.
The negative impact that the factors listed above had on the revenue comparison were partially offset by the following factors:
•	Acquired revenues from LTK, Hirschmann, Lumberg, and Trapeze represented a 9.3 percentage point increase. Acquired revenues from LTK and Hirschmann represent revenues generated from these entities in the first quarter of 2008. Acquired revenues from Lumberg represent revenues generated from this entity from January through April 2008. Acquired revenues from Trapeze represent revenues generated from this entity from its acquisition date of July 16, 2008 through December 31, 2008.
•	Favorable currency translation represented a 2.3 percentage point increase.
•	Sales price increases represented a 0.9 percentage point increase.
Gross profit increased in 2008 compared to 2007 primarily for the following reasons:
•	Acquired gross profit from LTK, Hirschmann, Lumberg, and Trapeze was in total $65.1 million in 2008.
•	Our Lean and regional manufacturing initiatives contributed more than $26 million of productivity and cost improvements.
The positive impact that the factors listed above had on the gross profit comparison were partially offset by the following factors:
•	The 11.8 percentage point decline in revenues due to lower unit sales volume as discussed above also contributed to a decrease in gross profit.
•	We recognized $8.2 million more excess and obsolete inventory charges in 2008 as the lower demand experienced in 2008 resulted in excess inventory levels.
•	We incurred $4.9 million more of charges in 2008 related to the effects of purchase accounting, severance, and other restructuring actions.
Selling, general and administrative (SG&A) expenses increased in 2008 compared to 2007 primarily for the following reasons:
•	We incurred expenses for an additional quarter in 2008 from the prior year acquisitions and for two quarters from the current year acquisition, which contributed in total $46.0 million to the SG&A increase.
•	We incurred $21.6 million more of severance and other restructuring charges in 2008 primarily related to our global restructuring actions announced during the fourth quarter of 2008.
The increases in SG&A expenses listed above were partially offset by an $11.0 million decrease in total incentive plan compensation as certain financial targets were not achieved, favorable foreign currency translation of $2.8 million, and cost savings from our Lean enterprise strategy.
Research and development costs increased in 2008 compared to 2007 primarily due to the current year and prior year acquisitions.

In 2008, we sold a non-strategic portion of the Hirschmann business and recorded a loss of $2.8 million. We also sold and leased back certain Americas segment real estate in Mexico for $25.0 million and recognized a loss of $0.9 million. In 2007, we completed the sale of our telecommunications cable operation in the Czech Republic for $25.7 million and recorded a gain of $7.8 million. We also sold a plant in Illinois and recorded a gain of $0.7 million.
Due to equity market conditions in 2008 and the difference between our market value and book value, the carrying amounts of certain reporting units exceeded their respective fair values resulting in a goodwill impairment charge of $433.7 million. In addition, the carrying amounts of certain trademarks exceeded their respective fair values resulting in a trademark impairment charge of $22.4 million. We did not recognize any goodwill or trademark impairment charges in 2007.
In 2008, we recognized tangible asset impairment losses totaling $20.4 million primarily related to decisions to close our manufacturing facility in Manchester, Connecticut, consolidate capacity, and dispose of excess machinery and equipment. In 2007, we identified certain tangible long-lived assets related to our plants in Czech Republic, the Netherlands and Canada for which the carrying values were not fully recoverable. We recognized an impairment loss related to these assets totaling $3.3 million.
Operating income decreased in 2008 compared to 2007 primarily due to the goodwill and other asset impairment charges and a change in the mix of our businesses.
Income from continuing operations before taxes decreased in 2008 compared to 2007 due to a decrease in operating income coupled with higher interest expense resulting from additional borrowings under our revolving credit facility to fund the acquisition of Trapeze.
Our effective annual tax rate was a 1.8% benefit in 2008 compared to an expense of 31.9% in 2007. This change is primarily attributable to the decrease in income from continuing operations before taxes and the nondeductible nature of the majority of the goodwill impairment charge.
2007 Compared to 2006
Revenues increased in 2007 compared to 2006 primarily for the following reasons:
•	We acquired Hirschmann, LTK and Lumberg Automation in 2007, which contributed revenues of $495.1 million and represented 33.1 percentage points of the revenue increase.
•	Revenues also increased due to increased selling prices that resulted primarily from our strategic initiative in portfolio management to reposition many products for margin improvement. Sales price increases contributed 6.6 percentage points of the revenue increase.
•	Favorable currency translation contributed 2.6 percentage points of the revenue increase.
The positive impact that the factors listed above had on the revenue comparison were partially offset by the following factors:
•	A decline in unit sales volume due to our strategic initiative in product portfolio management that increased prices of certain lower-margin products represented a 4.6 percentage point decrease.
•	Lost sales from the disposal of our telecommunications cable operation in the Czech Republic represented a 1.8 percentage point decrease.

Gross profit increased in 2007 compared to 2006 primarily for the following reasons:
•	The three 2007 acquisitions contributed in total $145.0 million of gross profit in 2007.
•	We increased prices and deemphasized certain lower-margin products as part of our product portfolio management initiative.
•	We closed plants in South Carolina, Illinois, and Sweden and reduced production at a plant in Kentucky as part of our regional manufacturing strategic initiative.
•	We recognized $9.6 million of lower excess and obsolete inventory charges in 2007. The decrease in excess and obsolete inventory charges was primarily due to a change in 2006 in the parameters we used to identify such inventories. The parameters were changed to conform to our goal to better manage our working capital and reduce our reliance on finished goods inventory as well as to include a more consistent definition of what constitutes excess and obsolete inventory.
•	We recognized $13.7 million of lower severance costs in 2007. Severance costs recognized in 2007 primarily related to North American restructuring actions. Severance costs recognized in 2006 primarily related to European restructuring actions.
The positive impact that the factors listed above had on the gross profit comparison were partially offset by the following factors:
•	We incurred $13.3 million of additional cost of sales in 2007 due to the effects of purchase accounting, primarily inventory cost step-up related to the three 2007 acquisitions.
•	We incurred redundant costs and inefficiencies as we continue to shift production from high cost to low cost locations.
Selling, general and administrative (SG&A) expenses increased in 2007 compared to 2006 primarily for the following reasons:
•	The three 2007 acquisitions incurred in total $82.5 million of SG&A expenses in 2007.
•	Excluding the impact of the 2007 acquisitions, we recognized share-based compensation costs in 2007 that exceeded those recognized in 2006 by $4.2 million primarily due to incremental expense from the annual equity awards made in February 2007.
•	We incurred an increase in salaries, wages, and associated fringe benefits costs in 2007 primarily due to increased annual incentive plan compensation and additional headcount.
Research and development costs increased in 2007 compared to 2006 primarily due to the three 2007 acquisitions.
In 2007, we completed the sale of our telecommunications cable operation in the Czech Republic for $25.7 million and recorded a gain of $7.8 million. We also sold a plant in Illinois as part of our previously announced restructuring plan and recorded a gain of $0.7 million. In 2006, we sold property, plant and equipment in Sweden for a gain of $1.4 million.
In 2007, we identified certain tangible long-lived assets related to our plants in Czech Republic, the Netherlands and Canada for which the carrying values were not fully recoverable. We recognized an impairment loss related to these assets totaling $3.3 million. In 2006, we determined that certain asset groups in the Americas and Europe operating segments were impaired and recognized impairment losses totaling $11.1 million.
Operating income increased in 2007 compared to 2006 primarily due to the favorable gross profit comparison, gain on sale of assets and lower asset impairment charges partially offset by the unfavorable SG&A expense comparison discussed above.

Income from continuing operations before taxes increased in 2007 compared to 2006 due to higher operating income partially offset by higher interest expense resulting from the March 2007 issuance of 7.0% senior subordinated notes with an aggregate principal amount of $350.0 million.
Our effective annual tax rate decreased from 36.3% in 2006 to 31.9% in 2007. This change is primarily attributable to the release of previously recorded deferred tax asset valuation allowances in the Netherlands and Germany in 2007 as a result of improved profitability in these regions and to a greater percentage of our income coming from low tax jurisdictions.
Income from continuing operations increased in 2007 compared to 2006 due to higher pretax income partially offset by higher income tax expense. Consequently, return on invested capital (defined as net income plus interest expense after tax divided by average total capital, which is the sum of stockholders’ equity, long-term debt and current debt) in 2007 was 11.5% compared to 7.5% in 2006.
Americas Segment

				Percentage Change
	2008	2007	2006	2008 vs. 2007	2007 vs. 2006
	(in thousands, except percentages)
Total revenues	$1,102,815	$1,228,379	$1,129,858	-10.2%	8.7%
Operating income	106,893	210,597	148,477	-49.2%	41.8%
as a percent of total revenues	9.7%	17.1%	13.1%
Americas total revenues, which include affiliate revenues, decreased in 2008 from 2007 primarily due to lower volume across most product lines, which in total contributed 13 percentage points to the revenue decrease. Lower demand in the United States contributed to the lower volume as approximately 80% of the segment’s external customer revenues are generated from customers located in the United States. The lower volume was partially offset by acquired revenues from certain portions of Hirschmann and Lumberg, higher selling prices, and favorable currency translation, which in total represented a 3 percentage point increase. Operating income decreased in 2008 from 2007 due to the decreases in revenues and certain other charges. In 2008, the Americas segment recognized goodwill and other asset impairment charges totaling $50.8 million and other restructuring charges of $15.8 million. The goodwill and other asset impairment charges include $36.6 million related to goodwill and trademarks and $14.2 million related to tangible assets. The tangible asset impairments are due to the decisions to close our Connecticut facility, consolidate capacity, and dispose of excess machinery and equipment. The other restructuring charges primarily relate to severance expenses associated with various restructuring actions. Excluding these charges, operating margin in 2008 was 15.7%. Operating margins decreased in 2008 from 2007 primarily due to the lower unit sales volume discussed above.
Americas total revenues increased in 2007 from 2006 primarily due to acquired revenues from certain portions of Hirschmann and Lumberg, increased selling prices and favorable foreign currency translation on international revenues. These increases were partially offset by a decrease in unit sales volume that was due to our strategic initiative in product portfolio management which involved price increases on many lower-margin products to reposition them or to reduce less profitable or unprofitable revenues. Operating income increased in 2007 from 2006 primarily due to the growth in revenues and favorable product mix. Operating income in 2007 also benefited from a $0.7 million gain on the sale of a plant in Illinois. The increase in operating income was also due to $14.2 million of lower severance and asset impairment charges in 2007 related to our North American restructuring actions. These positive factors affecting the operating results comparison were partially offset by redundant costs and inefficiencies incurred as we continue to shift production from high cost to low cost locations.

Wireless Segment

				Percentage Change
	2008	2007	2006	2008 vs. 2007	2007 vs. 2006
	(in thousands, except percentages)
Total revenues	$14,020	$—	$—	n/a	n/a
Operating loss	(54,317)	—	—	n/a	n/a
as a percent of total revenues	-387.4%	n/a	n/a
Wireless total revenues, which include affiliate revenues, were $14.0 million in 2008. The Wireless segment consists of Trapeze, which we acquired on July 16, 2008. Sales transactions from our Wireless segment often involve multiple elements in which the sales proceeds are deferred and recognized ratably over the period related to the last delivered element. As of December 31, 2008, total deferred revenue and deferred cost of sales were $20.2 million and $7.3 million, respectively. The deferred revenue and deferred cost of sales are expected to be amortized over various periods ranging from one to three years. The change in the deferred revenue and deferred cost of sales balances is as follows (in thousands):

	Deferred	Deferred Cost
	Revenue	of Sales	Net
Balance, July 16, 2008	$1,900	$—	$1,900
Balance, December 31, 2008	20,166	7,270	12,896

Increase	$18,266	$7,270	$10,996

Operating loss in 2008 was $54.3 million. Included in this operating loss is $32.8 million of goodwill and trademark impairment and $2.7 million of expenses from the effects of purchase accounting. The operating loss also includes $2.8 million of recurring amortization expenses from the effects of purchase accounting.
In January 2009, one of Trapeze’s OEM customers, Nortel Networks (Nortel), filed for bankruptcy protection. The majority of our sales to Nortel are made indirectly through a third party contract manufacturer. As such, our receivable balance directly owed from Nortel is typically not material at any given time. However, in total Nortel and the related third party contract manufacturer is a significant OEM customer for Trapeze. If Nortel is unable to successfully emerge out of bankruptcy, future revenues from our Wireless segment would be affected, at least temporarily. We have reserved for the estimated uncollectible portion of the outstanding receivable balance owed from Nortel as of December 31, 2008.
EMEA Segment

				Percentage Change
	2008	2007	2006	2008 vs. 2007	2007 vs. 2006
	(in thousands, except percentages)
Total revenues	$663,311	$619,264	$373,738	7.1%	65.7%
Operating income (loss)	(218,379)	42,360	4,072	-615.5%	940.3%
as a percent of total revenues	-32.9%	6.8%	1.1%
EMEA total revenues, which include affiliate revenues, increased in 2008 from 2007 due to several factors. Acquired revenues from the 2007 acquisitions contributed $86.5 million to the revenue increase, favorable foreign currency translation contributed $34.0 million, and an increase in affiliate revenues contributed $23.1 million. Acquired revenues include the portions of Hirschmann and Lumberg included in this segment and represent Hirschmann’s external revenues from the first quarter of 2008 and Lumberg Automation’s external revenues from January through April 2008. These revenue increases were partially offset by $57.6 million of lower external customer unit sales volume and $40.1 million of lost revenues from the disposal of our assembly and telecommunications cable operations in the Czech Republic. The remaining change in revenues is due to decreases in selling prices. Operating income decreased in 2008 from 2007 primarily due to impairment charges and certain other charges. In 2008, the EMEA segment recognized goodwill and other asset impairment charges totaling $253.4 million and other restructuring charges of $28.6 million. The goodwill and other asset impairment charges include $252.2 million related to goodwill and trademarks and $1.2 million related to tangible assets. The tangible asset impairment is due to the decision to close our Hoyerswerda, Germany facility. The other restructuring charges primarily relate to severance expenses associated with our global restructuring actions that we announced during the fourth quarter of 2008. Operating income in 2007 included charges of $7.0 million primarily related to the effects of purchase accounting. Excluding these charges, operating margin increased to 9.6% in 2008 from 8.0% in 2007 due primarily to the impact of a full year of operating income from the relatively higher margin businesses of Hirschmann and Lumberg.
EMEA total revenues increased in 2007 from 2006 primarily due to the acquisitions of Hirschmann and Lumberg Automation as well as increased selling prices, and favorable foreign currency translation partially offset by lost revenues from the disposal of our telecommunications cable operation in the Czech Republic and decreased unit sales volume. From their respective acquisition dates through December 31, 2007, the portions of Hirschmann and Lumberg Automation included in this segment had in total external revenues of $205.3 million and affiliate revenues of $41.9 million. Decreased unit sales volume and increased prices resulted from our strategic initiative in product portfolio management which involved price increases on many lower-margin products to reposition them or to reduce less profitable or unprofitable revenues. Although unit sales volume decreased, gross margins improved as a result of both product portfolio management and cost reduction actions. EMEA operating results improved in 2007 primarily due to revenue increases, improved factory utilization and cost reductions that resulted from restructuring actions, including the 2006 closure of a plant in Sweden and decreased production in the Netherlands, a $7.8 million gain recognized on the sale of our telecommunications cable operation in the Czech Republic, and severance costs recognized in 2007 that were less than those recognized in 2006 by $9.3 million. These positive factors affecting the operating results comparison were partially offset by $13.5 million of expenses from the effects of purchase accounting recognized in 2007 relating to the acquisitions of Hirschmann and Lumberg Automation. These expenses included inventory cost step-up of $11.3 million recognized in cost of sales and amortization of the sales backlog intangible assets of $2.1 million.
Asia Pacific Segment

				Percentage Change
	2008	2007	2006	2008 vs. 2007	2007 vs. 2006
	(in thousands, except percentages)
Total revenues	$373,360	$321,192	$64,297	16.2%	399.5%
Operating income	(66,093)	37,991	6,803	-274.0%	458.4%
as a percent of total revenues	-17.7%	11.8%	10.6%
Asia Pacific total revenues, which include affiliate revenues, increased in 2008 from 2007 primarily due to $72.4 million of acquired revenues, $9.8 million of favorable foreign currency translation, and $3.4 million of higher selling prices. These increases were partially offset by lower unit sales volume, which resulted from the weakening global economic environment and our strategic initiative in product portfolio management at LTK. Acquired revenues primarily represent LTK’s revenues from the first quarter of 2008. Operating income decreased in 2008 from 2007 primarily due to impairment charges and certain other charges. In 2008, the Asia

Pacific segment recognized goodwill and other asset impairment charges totaling $112.0 million and other restructuring charges of $2.1 million. The goodwill and other asset impairment charges include $102.8 million related to goodwill and $9.2 million related to trademarks. The other restructuring charges primarily relate to severance expenses associated with our global restructuring actions that we announced during the fourth quarter of 2008. Operating income in 2007 included charges of $2.3 million primarily related to the effects of purchase accounting. Excluding these charges, operating income margin decreased as the improvement in gross profit margin that resulted from our product portfolio actions was more than offset by the decrease in unit sales volume.
Asia Pacific total revenues, which include affiliate revenues, increased in 2007 from 2006 primarily due to the acquisition of LTK. Acquired external customer revenues, which include certain portions of Hirschmann and Lumberg, totaled $244.8 million in 2007. Revenues from Belden branded products increased in 2007 due to increased selling prices, increased unit sales volume, and favorable currency translation on international revenues. Price improvement resulted primarily from our strategic initiatives in product portfolio management. Operating income increased in 2007 from 2006 primarily due to operating income generated from LTK of $21.4 million. Operating income also increased due to favorable product mix resulting from product portfolio management actions. These positive factors were partially offset by increases in salaries, wages, and associated benefits primarily a result of increased sales personnel in the segment. Additionally, operating income in 2007 includes $2.3 million of expenses from the effects of purchase accounting, primarily inventory cost step-up of $2.0 million recognized in cost of sales and amortization of the sales backlog intangible asset of $0.3 million.
Corporate Expenses
Corporate expenses include administrative and other costs that are not allocated to the segments.

				Percentage Change
	2008	2007	2006	2008 vs. 2007	2007 vs. 2006
	(in thousands, except percentages)
Total expenses	$(74,889)	$(43,313)	$(29,220)	72.9%	48.2%
Total corporate expenses increased in 2008 from 2007 primarily due to goodwill and other asset impairment charges of $27.5 million. A portion of goodwill related to a previous acquisition was considered corporate goodwill because it benefited the entire Company. For purposes of testing goodwill for impairment, this corporate goodwill is allocated to certain reporting units. Based on the 2008 goodwill impairment analysis, $22.5 million of the corporate goodwill was impaired. We also recognized a $5.0 million impairment of a cost method investment due to the decline in its estimated fair value. The remaining increase is primarily due to new corporate programs such as global sales and marketing.
Total corporate expenses increased in 2007 from 2006 primarily due to a $9.5 million increase in salaries, wages and benefits that resulted from additional headcount needed to support new corporate programs and the overall growth of the Company. Included in the $9.5 million increase in salaries, wages and benefits was an increase in share-based compensation expense of $2.9 million, which was related to the incremental expense associated with the annual grant of equity awards made in February 2007. Total corporate expenses also increased due to a $3.7 million increase in consulting, advisory, and other professional fees.
Discontinued Operations
During 2006, we sold certain assets and liabilities of our discontinued operation in Manchester, United Kingdom for approximately $28.0 million cash. We recognized a $4.3 million after-tax loss on the disposal of this discontinued operation.

We did not have any discontinued operations in 2008 and 2007. Operating results from discontinued operations in 2006 include the following (in thousands):

Results of Operations:
Revenues	$27,644

Loss before taxes	$(1,900)
Income tax benefit	570

Net loss	$(1,330)

Disposal:
Loss before taxes	$(6,140)
Income tax benefit	1,842

Net loss	$(4,298)

Liquidity and Capital Resources
Significant factors affecting our cash liquidity include (1) cash provided by operating activities, (2) disposals of tangible assets, (3) exercises of stock options, (4) cash used for business acquisitions, restructuring actions, capital expenditures, share repurchases and dividends, and (5) our available credit facilities and other borrowing arrangements. We expect our operating activities to generate cash in 2009 and believe our sources of liquidity are sufficient to fund current working capital requirements, capital expenditures, contributions for our retirement plans, quarterly dividend payments, severance payments from our restructuring actions, and our short-term operating strategies. Customer demand, competitive market forces, commodities pricing, customer acceptance of our product mix and economic conditions worldwide could affect our ability to continue to fund our future needs from business operations.
The following table is derived from our Consolidated Cash Flow Statements:

	Years Ended
	December 31,
	2008	2007
	(In thousands)
Net cash provided by (used for):
Operating activities	$173,874	$205,556
Investing activities	(160,047)	(590,224)
Financing activities	60,120	277,108
Effects of currency exchange rate changes on cash and cash equivalents	(6,498)	13,373

Increase (decrease) in cash and cash equivalents	67,449	(94,187)
Cash and cash equivalents, beginning of year	159,964	254,151

Cash and cash equivalents, end of year	$227,413	$159,964

Net cash provided by operating activities, a key source of our liquidity, decreased by $31.7 million in 2008 compared to 2007 primarily due to a decrease in income partially offset by a favorable net change in operating assets and liabilities. This favorable change was primarily due to improvements in receivables and inventories. Cash flow related to changes in outstanding receivables improved as days sales outstanding in receivables (defined as receivables divided by average daily revenues recognized during the year) decreased to 53 days at December 31, 2008 from 67 days at December 31, 2007. Cash flow related to changes in inventory on-hand improved as inventory turns (defined as annual cost of sales divided by inventories) increased to 6.7 at

December 31, 2008 from 5.7 at December 31, 2007.
Net cash used in investing activities totaled $160.0 million in 2008 compared to $590.2 million in 2007. Investing activities in 2008 primarily related to payments for the acquisition of Trapeze and capital expenditures that include the construction of a new manufacturing facility in China. These payments were partially offset by proceeds from the sales of assets including sales of certain real estate in Mexico and our telecommunications cable operations in the Czech Republic. Investing activities in 2007 primarily related to payments for the acquisitions of Hirschmann, LTK, and Lumberg Automation and capital expenditures that included the construction of a new manufacturing facility in Mexico. These payments were partially offset by proceeds from the sales of assets including sales of plants in Illinois, South Carolina, Vermont and Canada.
Net cash provided by financing activities in 2008 totaled $60.1 million in 2008 compared to $277.1 million in 2007. Financing activities in 2008 primarily related to $240.0 million of borrowings under our senior secured credit facility to fund the acquisition of Trapeze. These proceeds were partially offset by a $110.0 million principal payment on our convertible subordinated debentures that were redeemed and $68.3 million of payments to repurchase our common stock. In 2007, we issued $350.0 million aggregate principal amount of 7.0% senior subordinated notes due 2017, redeemed medium-term notes in the aggregate principal amount of $62.0 million, and both borrowed and repaid $216.0 million under our senior secured credit facility. We also paid debt issuance costs of $11.1 million related to the issuance of the senior subordinated notes.
Our outstanding debt obligations as of December 31, 2008, consisted of $350.0 million aggregate principal of 7.0% senior subordinated notes due 2017 and $240.0 million of outstanding borrowings under our senior secured credit facility, which matures in 2011 and has a variable interest rate based on LIBOR or the prime rate. As of December 31, 2008, we had $103.2 million in available borrowing capacity under our senior secured credit facility. The facility contains certain financial covenants, including maintenance of maximum leverage and minimum fixed charge coverage ratios, with which we are required to comply. As of December 31, 2008, we were in compliance with these covenants. If we are unable to maintain compliance with these covenants in future periods, our liquidity would be affected.
Additional discussion regarding our various borrowing arrangements is included in Note 12 to the Consolidated Financial Statements and the Overview section of Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Contractual obligations outstanding at December 31, 2008 have the following scheduled maturities:

		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years
	(In thousands)
Long-term debt obligations (1)(2)	$590,000	$—	$240,000	$—	$350,000
Interest payments on long-term debt obligations (3)	225,250	32,660	57,840	49,000	85,750
Operating lease obligations (4)	88,425	17,936	26,282	14,583	29,624
Purchase obligations (5)	16,055	16,055	—	—	—
Other commitments (6)	10,557	3,668	6,023	866	—
Pension and other postemployment obligations	145,870	23,905	36,270	25,270	60,425

Total	$1,076,157	$94,224	$366,415	$89,719	$525,799

(1)	As described in Note 12 to the Consolidated Financial Statements.

(2)	Amounts do not include accrued and unpaid interest. Accrued and unpaid interest related to long-term debt obligations is reflected on a separate line in the table.

(3)	Assumes interest payments on our senior secured credit facility at 3.4% until the facility matures in 2011.

(4)	As described in Note 17 to the Consolidated Financial Statements.

(5)	Includes agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction.

(6)	Represents unrecognized tax benefits under FIN 48 (see Note 13 to the Consolidated Financial Statements).
Our commercial commitments expire or mature as follows:

		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years
	(In thousands)
Lines of credit	$103,181	$—	$103,181	$—	$—
Standby financial letters of credit	6,228	6,044	184	—	—
Bank guarantees	7,191	7,191	—	—	—
Surety bonds	2,623	2,623	—	—	—

Total	$119,223	$15,858	$103,365	$—	$—

Standby financial letters of credit, guarantees, and surety bonds are generally issued to secure obligations we have for a variety of commercial reasons such as risk self-insurance programs, unfunded retirement plans, and the importation and exportation of product.
Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, results of operations, or cash flows that are or would be considered material to investors.

Recent Accounting Pronouncements
Discussion regarding our adoption of Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, and Financial Accounting Standards Board Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), is included in Note 2 to the Consolidated Financial Statements. Discussion regarding our pending adoption of SFAS No. 141(R), Business Combinations, is also included in Note 2 to the Consolidated Financial Statements.
Critical Accounting Estimates
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States (GAAP) requires us to make estimates and judgments that affect the amounts reported in our Consolidated Financial Statements. We base our estimates and judgments on historical experience or various assumptions that are believed to be reasonable under the circumstances, and the results form the basis for making judgments about the reported values of assets, liabilities, revenues and expenses that are not readily apparent from other sources. Actual results may differ from these estimates. We believe the following critical accounting policies affect our more significant estimates and judgments used in the preparation of the Consolidated Financial Statements. We provide a detailed discussion on the application of these and other accounting policies in Note 2 to the Consolidated Financial Statements.
Revenue Recognition
We recognize revenue when all of the following circumstances are satisfied: (1) persuasive evidence of an arrangement exists, (2) price is fixed or determinable, (3) collectibility is reasonably assured, and (4) delivery has occurred. Delivery occurs in the period in which the customer takes title and assumes the risks and rewards of ownership of the products specified in the customer’s purchase order or sales agreement.
Our Wireless segment accounts for revenue in accordance with Statement of Position No. 97-2, Software Revenue Recognition, and all related amendments and interpretations. Sales from our Wireless segment often involve multiple elements, principally hardware, software, hardware and software maintenance and other support services. When a sale involves multiple elements, we allocate the proceeds from the arrangement to each respective element based on its Vendor Specific Objective Evidence (VSOE) of fair value and recognize revenue when each element’s revenue recognition criteria are met. VSOE of fair value for each element is established based on the price charged when the same element is sold separately. If VSOE of fair value cannot be established for the undelivered element of an agreement and the only undelivered element is support, the proceeds from the arrangement are deferred and recognized ratably over the period that the support is delivered.
Accounts Receivable
We adjust our receivable balances when we grant trade, promotion, and other special price reductions such as price protection, contract pricing, discounts to meet competitor pricing, and on-time payment discounts. We also adjust receivables balances for, among other things, correction of billing errors, incorrect shipments, and settlement of customer disputes. Customers are allowed to return inventory if and when certain conditions regarding the physical state of the inventory and our approval of the return are met. Certain distribution customers are allowed to return inventory at original cost, in an amount not to exceed three percent of the prior year’s purchases, in exchange for an order of equal or greater value. Until we can process these reductions, corrections, and returns (together, the Adjustments) through individual customer records, we estimate the amount of outstanding Adjustments and recognize them against our gross accounts receivable and gross revenues. We base these estimates on historical and anticipated sales demand, trends in product pricing, and historical and anticipated Adjustments patterns. We charge revisions to these estimates to accounts receivable and revenues in the period in which the facts that give rise to each revision become known. Future market conditions and product transitions might require us to take actions to further reduce prices and increase customer return authorizations, possibly resulting in an incremental reduction of accounts receivable and revenues at the time the reduction or return is authorized.
We evaluate the collectibility of accounts receivable based on the specific identification method. A considerable amount of judgment is required in assessing the realization of accounts receivable, including the current creditworthiness of each customer and related aging of the past due balances. We perform ongoing credit evaluations of our customers’ financial condition. Through these evaluations, we may become aware of a situation where a customer may not be able to meet its financial obligations due to deterioration of its financial viability, credit ratings or bankruptcy. In circumstances where we are aware of a customer’s inability or unwillingness to pay outstanding amounts, we record a specific reserve for bad debts against amounts due to reduce the receivable to its estimated collectible balance. There have been occasions in the past where we recognized an expense associated with the rapid collapse of a distributor for which no specific reserve had been previously established. The reserve requirements are based on the best facts available to us and are reevaluated and adjusted as additional information is received.
Inventories
We evaluate the realizability of our inventory on a product-by-product basis in light of sales demand, technological changes, product life cycle, component cost trends, product pricing and inventory condition. In circumstances where inventory levels are in excess of historical and anticipated market demand, where inventory is deemed technologically obsolete or not saleable due to condition or where inventory cost exceeds net realizable value, we record a charge to cost of goods sold and reduce the inventory to its net realizable value.
Deferred Tax Assets
We recognize deferred tax assets resulting from tax credit carryforwards, net operating loss carryforwards, and deductible temporary differences between taxable income on our income tax returns and income before taxes under GAAP. Deferred tax assets generally represent future tax benefits to be received when these carryforwards can be applied against future taxable income or when expenses previously reported in our Consolidated Financial Statements become deductible for income tax purposes. A deferred tax asset valuation allowance is required when some portion or all of the deferred tax assets may not be realized. We are required to estimate taxable income in future years or develop tax strategies that would enable tax asset realization in each taxing jurisdiction and use judgment to determine whether or not to record a deferred tax asset valuation allowance for part or all of a deferred tax asset.
Income Taxes
Our effective tax rate is based on expected income, statutory tax rates, and tax planning opportunities available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our effective tax rate and in evaluating our uncertain tax positions. We establish accruals for uncertain tax positions when it is more likely than not that our tax return positions may not be fully sustained. To the extent we were to prevail in matters for which accruals have been established or be required to pay amounts in excess of such accruals, there could be a material effect on our income tax provisions in the period in which each such determination is made. In addition, certain portions of our foreign subsidiaries’ undistributed income are considered to be indefinitely reinvested and, accordingly, we do not record a provision for United States federal and state income taxes on this foreign income. If this income was not considered to be indefinitely reinvested, it would be subject to United States federal and state income taxes and could materially effect our income tax provision.

Long-Lived Assets
The valuation and classification of long-lived assets and the assignment of useful depreciation and amortization lives and salvage values involve significant judgments and the use of estimates. The testing of these long-lived assets under established accounting guidelines for impairment also requires significant use of judgment and assumptions, particularly as it relates to the identification of asset groups and reporting units and the determination of fair market value. We test our tangible long-lived assets and intangible long-lived assets subject to amortization for impairment when indicators of impairment exist. We test our goodwill and intangible long-lived assets not subject to amortization for impairment on an annual basis during the fourth quarter or when indicators of impairment exist. We base our estimates on assumptions we believe to be reasonable, but which are not predictable with precision and therefore are inherently uncertain. Actual future results could differ from these estimates.
When we evaluate goodwill for impairment, we compare the fair value of each reporting unit to its carrying value. We determine the fair value using the income approach as reconciled to our aggregate market capitalization. Under the income approach, we calculate the fair value of a reporting unit based on the present value of estimated future cash flows using growth rates and discount rates that are consistent with current market conditions in our industry. If the fair value of the reporting unit exceeds the carrying value of the net assets including goodwill assigned to that unit, goodwill is not impaired. If the carrying value of the reporting unit’s net assets including goodwill exceeds the fair value of the reporting unit, then we determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment of goodwill has occurred and we recognize an impairment loss for the difference between the carrying amount and the implied fair value of goodwill as a component of operating income.
Accrued Sales Rebates
We grant incentive rebates to selected distributors as part of our sales programs. The rebates are determined based on certain targeted sales volumes. Rebates are paid quarterly or annually in either cash or receivables credits. Until we can process these rebates through individual customer records, we estimate the amount of outstanding rebates and recognize them as accrued liabilities and reductions in our gross revenues. We base our estimates on both historical and anticipated sales demand and rebate program participation. We charge revisions to these estimates back to accrued liabilities and revenues in the period in which the facts that give rise to each revision become known. Future market conditions and product transitions might require us to take actions to increase sales rebates offered, possibly resulting in an incremental increase in accrued liabilities and an incremental reduction in revenues at the time the rebate is offered.
Contingent Liabilities
We have established liabilities for environmental and legal contingencies that are probable of occurrence and reasonably estimable. A significant amount of judgment and use of estimates is required to quantify our ultimate exposure in these matters. We review the valuation of these liabilities on a quarterly basis and adjust the balances to account for changes in circumstances for ongoing issues and establish additional liabilities for emerging issues. While we believe that the current level of liabilities is adequate, future changes in circumstances could impact these determinations.
Pension and Other Postretirement Benefits
Our pension and other postretirement benefit costs and obligations are dependent on the various actuarial assumptions used in calculating such amounts. These assumptions relate to discount rates, salary growth, long-term return on plan assets, health care cost trend rates and other factors. We base the discount rate assumptions on current investment yields on high-quality corporate long-term bonds. The salary growth assumptions reflect our long-term actual experience and future or near-term outlook. Long-term return on plan assets is determined based on historical portfolio results and management’s expectation of the future economic environment. Our health care cost trend assumptions are developed based on historical cost data, the near-term outlook and an assessment of likely long-term trends. Our key assumptions are described in further detail in Note 14 to the Consolidated Financial Statements. Actual results that differ from our assumptions are accumulated and, if in excess of the lesser of 10% of the projected benefit obligation or the fair market value of plan assets, amortized over the estimated future working life of the plan participants.
Share-Based Compensation
We compensate certain employees with various forms of share-based payment awards and recognize compensation costs for these awards based on their fair values. The fair values of certain awards are estimated on the grant date using the Black-Scholes-Merton option-pricing formula, which incorporates certain assumptions regarding the expected term of an award and expected stock price volatility. We develop the expected term assumption based on the vesting period and contractual term of an award, our historical exercise and post-vesting cancellation experience, our stock price history, plan provisions that require exercise or cancellation of awards after employees terminate, and the extent to which currently available information indicates that the future is reasonably expected to differ from past experience. We develop the expected volatility assumption based on historical price data for our common stock and other economic data trended into future years. After calculating the aggregate fair value of an award, we use an estimated forfeiture rate to discount the amount of share-based compensation cost to be recognized in our operating results over the service period of the award. We develop the forfeiture assumption based on our historical pre-vesting cancellation experience. Our key assumptions are described in further detail in Note 15 to the Consolidated Financial Statements.
Business Combination Accounting
We allocate the cost of an acquired entity to the assets and liabilities acquired based upon their estimated fair values at the business combination date. We also identify and estimate the fair values of intangible assets that should be recognized as assets apart from goodwill. We have historically relied upon the use of third-party valuation specialists to assist in the estimation of fair values for tangible long-lived assets and intangible assets other than goodwill. The carrying values of acquired receivables, inventories, and accounts payable have historically approximated their fair values at the business combination date. With respect to accrued liabilities acquired, we use all available information to make our best estimates of their fair values at the business combination date. When necessary, we rely upon the use of third-party actuaries to assist in the estimation of fair value for certain liabilities.